Exhibit 10.2

                          PHANTOM STOCK AWARD AGREEMENT

      This Phantom Stock Award Agreement (the "Agreement") has been made as of ______________________, 2005, (the "Date of Award") between Duke Energy
Corporation, a North Carolina corporation, with its principal offices in Charlotte, North Carolina (the "Corporation"), and ________ (the "Grantee").

                                    RECITALS

      Under the Duke Energy Corporation 1998 Long-Term Incentive Plan as amended, and as it may, from time to time, be further amended (the "Plan"), the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), or its delegatee, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the "Award") and the Phantom Stock units and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan.

                                      AWARD

      In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Award and upon the following terms and conditions:

      Section 1. Number and Nature of Phantom Stock Units and Tandem Dividend Equivalents. The number of Phantom Stock units and the number of tandem Dividend Equivalents subject to this Award are each ___________ (____). Each Phantom Stock unit, upon becoming vested before its expiration, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive cash payments equivalent to the amount of cash dividends declared and paid on one (1) share of Common Stock after the Date of Award and before the Dividend Equivalent expires. Phantom Stock units and Dividend Equivalents are used solely as units of measurement, and are not shares of Common Stock and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.

      Section 2. Vesting of Phantom Stock Units. The specified percentage of the Phantom Stock units subject to this Award, and not previously forfeited, shall vest, with such percentage considered satisfied to the extent such Phantom Stock units have previously vested, as follows:


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      (a) Upon Grantee remaining continuously employed by the Corporation, including Subsidiaries, through the specified anniversary of the Date of Award,

               Vesting Percentage              Anniversary
               ------------------              -----------

                      20%                          1st
                      40%                          2nd
                      60%                          3rd
                      80%                          4th
                      100%                         5th

For purposes of vesting under this Section 2(a), if such employment terminates at a time when Grantee is eligible for an immediately payable early or normal retirement benefit under the Duke Energy Retirement Cash Balance Plan, or under another retirement plan of the Corporation or Subsidiary which plan the Committee, or the delegatee, in its sole discretion, determines to be the functional equivalent of the Duke Energy Retirement Cash Balance Plan, Grantee shall be considered to have "retired" and such employment shall be considered to continue, with continued vesting under this Section 2(a), unless the Corporation, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, or until Grantee's death and, upon such determination or death, any such Phantom Stock units not previously vested, or vested by application of the following sentence shall be forfeited. If such employment terminates, and constitutes a "separation from service" under Code
Section 409A, (i) as the result of Grantee's death, (ii) as the result of Grantee's permanent and total disability within the meaning of Code Section 22(e)(3), (iii) as the result of termination of such employment by the Corporation, or employing Subsidiary, other than for cause, as determined by the Corporation, or employing Subsidiary, in its sole discretion, or (iv) as the direct and sole result, as determined by the Corporation, or employing Subsidiary, in its sole discretion, of the divestiture of assets, a business or a company, by the Corporation or a Subsidiary, the Phantom Stock units subject to this Award shall vest at such vesting percentage determined by the Committee, or its delegatee, in its sole discretion, by prorating from the above schedule to reflect only that portion of the period beginning on the Date of Award and ending with the fifth (5th) anniversary of the Date of Award during which such employment continued while Grantee was entitled to payment of salary, and any such Phantom Stock units not then or previously vested shall be forfeited.

            In the event that at a time when vesting would otherwise occur under this Section 2(a), Grantee is on an employer-approved, personal leave of absence, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before the tenth anniversary of the Date of Award.

      (b) 100%, if, following the occurrence of a Change in Control and before the second anniversary of such occurrence, such employment is terminated involuntarily, and


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

not for cause, by the Corporation, or employing Subsidiary, and constitutes a "separation from service" under Code Section 409A.

      Section 3. Violation of Grantee Obligation. In consideration of the continued vesting opportunity provided under Section 2 following the termination of Grantee's continuous employment by the Corporation, including Subsidiaries, if Grantee is considered "retired", Grantee agrees that during the period beginning with such termination of employment and ending with the fifth anniversary of the Date of Award ("Restricted Period"), Grantee shall not (i) without the prior written consent of the Corporation, or its delegatee, become employed by, serve as a principal, partner, or member of the board of directors of, or in any similar capacity with, or otherwise provide service to, a competitor, to the detriment, of the Corporation or any Subsidiary, or (ii) violate any of Grantee's other noncompetition obligations, or any of Grantee's nonsolicitation or nondisclosure obligations, to the Corporation or any Subsidiary. The noncompetition obligations of clause (i) of the preceding sentence shall be limited in scope and shall be effective only to competition with the Corporation or any Subsidiary in the businesses of: production, transmission, distribution, or retail or wholesale marketing or selling of electricity; gathering, processing or transmission of natural gas, resale or arranging for the purchase or for the resale, brokering, marketing, or trading of natural gas, electricity or derivatives thereof; energy management and the provision of energy solutions; gathering, compression, treating, processing, fractionation, transportation, trading, marketing of natural gas components, including natural gas liquids; management of land holdings and development of commercial, residential and multi-family real estate projects; development and management of fiber optic communications systems; development and operation of power generation facilities, and sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee's continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas (i) any country in the world where the Corporation, including Subsidiaries, has at least US$25 million in capital deployed as of termination of Grantee's continuous employment by Corporation, including Subsidiaries; (ii) the continent of North America; (iii) the United States of America and Canada; (iv) the United States of America; (v) the states of North Carolina, South Carolina, Virginia, Georgia, Florida, Texas, California, Massachusetts, Illinois, Michigan, New York, Colorado, Oklahoma and Louisiana:
(vi) the states of North Carolina, South Carolina, Texas and Colorado; and (vii) any state or states with respect to which was conducted a business of the Corporation, including Subsidiaries, which business constituted a substantial portion of Grantee's employment. The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including areas. If any part of this provision is held to be unenforceable because of the duration, scope or area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or area, including deletion of specific words and phrases, i.e.,"blue penciling", and in its modified, reduced


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

or blue pencil form, such part shall become enforceable and shall be enforced. Nothing in Section 3 shall be construed to prohibit Grantee being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.

      Section 4. Forfeiture/Expiration. Any Phantom Stock unit subject to this Award shall be forfeited upon the termination of Grantee's continuous employment by the Corporation, including Subsidiaries, from the Date of Award, except to the extent otherwise provided in Section 2, and, if not previously vested and paid, or deferred, or forfeited, shall expire immediately before the tenth anniversary of the Date of Award. Any Dividend Equivalent subject to this Award shall expire at the time the unit of Phantom Stock with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, (ii) is forfeited, or (iii) expires.

      Section 5. Dividend Equivalent Payments. Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee as soon as practicable following any time cash dividends are declared and paid with respect to the Common Stock on or after the Date of Award and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes.

      Section 6. Payment of Phantom Stock Units. Payment of Phantom Stock units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2 prior to their expiration, except to the extent deferred by Grantee in accordance with such procedure as the Committee, or its delegatee, may prescribe. However, in the event such units become vested in accordance with Section 2(b), or upon termination of employment in accordance with the last sentence of the first paragraph of Section 2(a), then, unless waived by the Corporation upon its determination that Grantee is not a "specified employee" under Code Section 409A, such units shall not be payable before the date which is 6 months after the date of "separation from service" under Code Section 409A (or, if earlier, the date of death of the Grantee). Payment shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full vested unit of Phantom Stock and any fractional vested unit of Phantom Stock shall not be payable unless and until subsequent vesting results in a full unit of Phantom Stock becoming vested. Notwithstanding the foregoing, to the extent that Grantee fails to timely tender to the Corporation sufficient cash to satisfy withholding for tax requirements, the number of shares of Common Stock that would otherwise be paid (valued at Fair Market Value on the date the respective unit of Phantom Stock became vested, or if later, payable) shall be reduced by the Committee, or its delegatee, in its sole discretion, to fully satisfy such


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

requirements. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegate, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Phantom Stock units became vested, or if later, payable.

      Section 7. No Employment Rights. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

      Section 8. Nonalienation. The Phantom Stock units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Phantom Stock unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Phantom Stock unit or Dividend Equivalent, or upon such right or privilege, such Phantom Stock unit or Dividend Equivalent or right or privilege, shall immediately become null and void.

      Section 9. Determinations. Determinations by the Committee, or its delegatee, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.

      Section 10. Governing Law. The validity and construction of this Agreement shall be governed by the laws of the state of North Carolina applicable to transactions taking place entirely within that state.

      Section 11. Conflicts with Plan, Correction of Errors, and Grantee's Consent. In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Phantom Stock Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.

      Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than _________ __,


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

2005, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department - Phantom Stock (PB04A), Duke Energy Corporation, P. O. Box 1244, Charlotte, NC 28201-1244, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

      IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Award.


ATTEST:                                DUKE ENERGY CORPORATION


By:                                    By:
   -----------------------------          --------------------------------------
   Corporate Secretary                 Its: Chairman and Chief Executive Officer


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

                        Acceptance of Phantom Stock Award

      IN WITNESS OF Grantee's acceptance of this Award and Grantee's agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, 2005.


                                             -----------------------------------
                                             Grantee's Signature


                                             -----------------------------------
                                             (print name)


                                             -----------------------------------
                                             (social security number)


                                             -----------------------------------
                                             (address)


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